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                                                                 Exhibit (a)(iv)

                             PACHOLDER FUND, INC.
                            ARTICLES SUPPLEMENTARY
                       Creating and Fixing the Rights of
                                   Series E
                          Cumulative Preferred Stock

        PACHOLDER FUND, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

               FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article SIXTH of the charter of the Corporation, the Board of Directors has duly reclassified 1,050,000 authorized and unissued shares of the Common Stock (par value $.0l per share) of the Corporation as shares of the Corporation's Cumulative Preferred Stock (par value $.01 per share) and has further classified such shares as the "Series E Shares" (the "Series E Shares" and a "Series" of Cumulative Preferred Stock).

               SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each Series as set by the Board of Directors are set forth in the Corporation's Articles Supplementary dated December 1, 1998 (the "1998 Articles Supplementary"). Notwithstanding anything in the charter of the Corporation to the contrary, the Series E Shares shall have the following different or additional preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption:

                                    ARTICLE I
                                 SERIES E SHARES

SECTION 1. DIVIDENDS; ADDITIONAL DIVIDENDS.

        (a)(i) Holders of the Series E Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends on the Series E Shares at the rate of 6.46% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the Liquidation Preference thereof and no more, payable quarterly on the second day of each January, April, July and October in each year commencing April 2, 1999 (or, if any such day is not a Business Day, then on the next succeeding Business Day) to holders of record of the Series E Shares as they appear on the stock register of the Corporation at the close of business on the fifteenth day (or in the case of April 2, 1999, on the Date of Original Issue) of the month immediately preceding such Dividend Payment Date (or, if any such day is not a Business Day, then on the next succeeding Business Day) in preference to dividends on shares of Common Stock and any other capital stock of the Corporation ranking junior to the Preferred Stock in payment of dividends.

         (ii) Holders of the Series E Shares shall also be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, additional cash dividends ("Additional Dividends") on the Series E Shares at 8.46% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the amount of (x) any dividend on such share of the Series E Shares that is not paid when due pursuant to paragraph
(a)(i) above and (y) the Liquidation Preference of the Series E Shares that are not redeemed on the redemption date relating thereto pursuant to Section 2(a) hereof or Section 3(a), (b) or (c) of Article I of the 1998 Articles Supplementary, plus any Make-Whole Premium, in each case from and including the date on which such dividend or Liquidation Preference was otherwise payable, to but not including the payment date thereof, payable to holders of record of the Series E Shares as they appear on the stock register of the Corporation at the close of business on any Business Day not exceeding 30 days preceding the payment date thereof in preference to dividends

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on shares of Common Stock and any other capital stock of the Corporation ranking junior to the Preferred Stock in payment of dividends.

SECTION 2. REDEMPTION.

        The Series E Shares shall be redeemed by the Corporation as provided in the 1998 Articles Supplementary and as provided below:

        (a) Special Mandatory Redemptions. (i) If on any Preferred Dividend Coverage Cure Date the Corporation is required to redeem any of the Series E Shares pursuant to Section 3 hereof, then the Corporation shall, by the close of business on such Preferred Dividend Coverage Cure Date, give a Notice of Redemption (which shall specify a redemption date that is not fewer than 30 days nor more than 45 days after the date of such notice) with respect to the redemption of the Series E Shares on such redemption date and, on the date fixed for redemption in such Notice of Redemption, shall redeem, out of funds legally available therefor, the number of the Series E Shares equal to the minimum number of shares (but in no event fewer than 50,000 shares) the redemption of which would reduce the aggregate annual dividend requirement for all shares of Preferred Stock outstanding on the Preferred Dividend Coverage Evaluation Date, after giving effect to such redemption, to not more than one-third of the Net Investment Income of the Corporation for the twelve-month period ending on the Preferred Dividend Coverage Evaluation Date or, if the Preferred Dividend Coverage cannot be restored, all outstanding Series E Shares, at the Redemption Price plus the Make-Whole Premium.

        (ii) If any representation or warranty made by the Corporation, Pacholder Associates or the Advisor in that certain Preferred Stock Purchase Agreement dated as of March 23, 1999, or made by the Corporation, Pacholder Associates or the Advisor in any statement or certificate furnished by the Corporation, Pacholder Associates or the Advisor in connection with the consummation of the issuance and delivery of the Series E Shares, is untrue in any material respect as of the date of the issuance or making thereof, then the Corporation shall, by the close of business on the date the Corporation first obtains knowledge of such misrepresentation, give a Notice of Redemption (which shall specify a redemption date that is not fewer than 30 days nor more than 45 days after the date of such notice) with respect to the redemption of all outstanding Series E Shares on such redemption date and, on the date fixed for redemption in such Notice of Redemption, shall redeem, out of funds legally available therefor, such shares, at the Redemption Price plus the Make-Whole Premium.

        (iii) If any statement, certificate or other written information furnished by the Corporation, Pacholder Associates or the Advisor to the holders of the Series E Shares at any time subsequent to the issuance and delivery of such Series E Shares pursuant to the requirements of that certain Preferred Stock Purchase Agreement dated as of March 23, 1999 or these Articles Supplementary is incorrect as at the date of the delivery thereof, and such error could reasonably be expected to materially affect adversely the Series E Shares, then the Corporation shall, by the close of business the fifth Business Day after the date the Corporation first obtains knowledge of such misrepresentation, give a Notice of Redemption (which shall specify a redemption date that is not fewer than 30 days nor more than 45 days after the date of such notice) with respect to the redemption of all outstanding Series E Shares on such redemption date and, on the date fixed for redemption in such Notice of Redemption, shall redeem, out of funds legally available therefor, such shares, at the Redemption Price plus the Make-Whole Premium.

        (b) Procedures for Redemption. Redemption of the Series E Shares pursuant to this Section 2 shall be subject to the procedures set forth in
Article I, Section 3(d) of the 1998 Articles Supplementary.

SECTION 3. PREFERRED DIVIDEND COVERAGE.

        (a) Determination of Preferred Dividend Coverage. For so long as any of the Series E Shares are outstanding, as of each Preferred Dividend Coverage Evaluation Date, the Corporation shall determine whether the Preferred Dividend Coverage is met. The calculation of Preferred Dividend Coverage on such date and whether the Preferred Dividend Coverage is met shall be set forth in a Certificate (a "Certificate of Preferred Dividend Coverage") in the form attached hereto as Exhibit A and dated as of the Preferred Dividend Coverage Evaluation Date.

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        (b) Certificates as to Compliance. (i) On each Preferred Dividend
Coverage Evaluation Date, the Corporation shall cause the Certificate of Preferred Dividend Coverage with respect to such Preferred Dividend Coverage Evaluation Date to be delivered to the Paying Agent and to each holder of the Series E Shares not later than the close of business on the fifth Business Day after the Preferred Dividend Coverage Evaluation Date. (ii) In the event that a Certificate of Preferred Dividend Coverage is not delivered to the Paying Agent when required, the Preferred Dividend Coverage will be deemed not to have been met as of the date required.

        (c) Accountants' Certificates. With respect to each Certificate of Preferred Dividend Coverage, the Corporation shall obtain from the Independent Accountants a written communication (each such written communication being referred to herein as an "Accountants' Certificate") confirming that (1) the calculations set forth in the related Certificate of Preferred Dividend Coverage are mathematically accurate and (2) the Independent Accountants concur with such Certificate of Preferred Dividend Coverage.

        The Corporation shall cause each Accountants' Certificate, together with the related Certificate of Preferred Dividend Coverage, to be delivered to the Paying Agent by the close of business on any related Preferred Dividend Coverage Cure Date and on the fifth Business Day after any related Preferred Dividend Coverage Evaluation Date. The Corporation shall also cause each Accountants' Certificate, together with the related Certificate, to be contemporaneously delivered to each holder of the Series E Shares. In the event of any difference between the Corporation's calculations as shown on a Certificate and the Independent Accountants' calculations as shown on an Accountants' Certificate, such calculations of the Independent Accountants shall control.

        (d) Failure to Meet Preferred Dividend Coverage. If the Preferred Dividend Coverage is not met as of any Preferred Dividend Coverage Evaluation Date as shown in a Certificate of Preferred Dividend Coverage or if an Accountants' Certificate confirming a Certificate of Preferred Dividend Coverage is not timely delivered as contemplated by Section 3(c) hereof, then the Corporation shall, by the close of business on the related Preferred Dividend Coverage Cure Date, deliver to the Paying Agent and to each holder of the Series E Shares a Certificate of Preferred Dividend Coverage together with an Accountants' Certificate showing that the Preferred Dividend Coverage (i) is met or (ii) would have been met as of the date of such Certificate after giving effect to a redemption of the Series E Shares (as described in Section 2(a)). If clause (ii) of the first sentence of this Section 3(d) is applicable, the Corporation shall by the close of business on the related Preferred Dividend Coverage Cure Date give a Notice of Redemption as described in Section 2(a)(i) hereof with respect to the redemption of a sufficient number of the Series E Shares to enable it to meet the requirements of this Section 3(d) (but in no event fewer than 50,000 shares), and deposit in trust with the Paying Agent Deposit Securities having a combined value sufficient to effect the redemption of the Series E Shares to be redeemed, as contemplated by Section 2(b) hereof.

        (e) Status of Shares Called for Redemption. For purposes of determining whether the Preferred Dividend Coverage is met, no share of the Series E Shares shall be deemed to be outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit Securities to pay the full Redemption Price, any Make-Whole Premium and any Additional Dividends for such share shall have been deposited in trust with the Paying Agent and the requisite Notice of Redemption shall have been given.

                                   ARTICLE II
                                   DEFINITIONS

        Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in Article III of the 1998 Articles Supplementary. Notwithstanding the foregoing, unless the context or use indicates a different meaning, the following terms when used in these Articles Supplementary (with respect to the Series E Shares) shall have the meanings set forth below, whether such terms are used in the singular or plural and regardless of their tense:

         "Accountant's Certificate" shall have the meaning set forth in Section 3(c) of Article I hereof.

         "Additional Dividends" shall have the meaning set forth in Section 1(a)(ii) of Article I hereof.

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        "Certificate" means the Certificate of Preferred Dividend Coverage which shall be executed by the principal accounting officer of the Corporation, which officer was elected by the Board of Directors pursuant to Section 32(b) of the 1940 Act, or a duly elected assistant treasurer of the Corporation acting under the supervision and direction of such principal accounting officer.

        "Certificate of Preferred Dividend Coverage" shall have the meaning set forth in Section 3(a) of Article I hereof.

        "Net Investment Income" means, for any period, the net investment income of the Corporation during such period, determined in accordance with generally accepted accounting principles.

        "1998 Articles Supplementary" shall have the meaning set forth in paragraph SECOND of the preamble hereto.

        "Preferred Dividend Coverage" and "Preferred Dividend Coverage is met" means, for each period of four consecutive fiscal quarters of the Corporation, that the ratio of (i) the Corporation's Net Investment Income during such period, to (ii) the amount of all dividends (including without limitation, any Additional Dividends) accrued during such period, whether or not declared or paid by the Corporation, on all outstanding shares of Preferred Stock, is at least 300% (or such other percentage as shall be established by the Board of Directors of the Corporation with the prior, written consent of the holders of the Series E Shares).

        "Preferred Dividend Coverage Cure Date" means the fifth Business Day following any related Preferred Dividend Coverage Evaluation Date.

        "Preferred Dividend Coverage Evaluation Date" means the last Business Day of each fiscal quarter of the Corporation.

        "Series" and "Series E Shares" shall have the meaning set forth in paragraph FIRST of the preamble hereto.

                                   ARTICLE III
                     NO INCREASE TO AUTHORIZED CAPITAL STOCK

        The foregoing amendment to the charter of the Corporation does not increase the authorized capital stock of the Corporation.

        IN WITNESS WHEREOF, Pacholder Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on March 23, 1999.

                                                   PACHOLDER FUND, INC.

WITNESS:

/s/ James P. Shanahan, Jr.                         By /s/ Anthony L. Longi, Jr.
Title: Secretary                                          Title: President

        THE UNDERSIGNED, President of Pacholder Fund, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                                   /s/ Anthony L. Longi, Jr.

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